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                                                                       EXHIBIT 1


                           PLEDGE OF SHARES AGREEMENT

                                  Number : 31.

     On this day, Thursday, the eleventh day of December two thousand and three ( 11 - 12 - 2003 ). Appeared before me, AULIA TAUFANI, Sarjana Hukum, pursuant to the Decree of the Chairman of the District Court of South Jakarta, dated the 29th (twenty ninth) day of October 2003 (two thousand three) Number : 159/CN/HKM/P/2003/PN.Jak.Sel, a substitute of Mister SUTJIPTO, Sarjana Hukum, Notary in Jakarta, in the presence of the witnesses, whose names will be mentioned at the end of this deed :

     1. Mrs. CHIA WEN SEE, born in Singapore, on the 17th (seventeenth) day of March 1971 (one thousand nine hundred and seventy one), private person, residing in Singapore, at 51 Cuppage Road #10-11/17, StarHub Centre, Singapore 229469, holder of the Singapore Passport Number S7109440E, Singapore Citizen;

          - according to her statement in this matter acting by virtue of a Power of Attorney, privately drawn up, dated the 11th (eleventh) day of December 2003 (two thousand three), the original of which was attached to the minutes of this deed, as attorney-in-fact


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               of Alternate Director of and as such for and on behalf of
               "INDONESIA COMMUNICATIONS LIMITED", a company duly established and existing under the laws of the Republic of Mauritius, and having its registered office at c/o Deutsche International Trust Corporation (Mauritius) Limited, 4th Floor, Barkly Wharf East, Le Caudan Waterfront, Port-Louis, Mauritius (hereinafter referred to as the "Pledgor"); and

          2. Miss THERESIA TJONG, born in Bandung, on the 9th (ninth) day of November 1969 (one thousand nine hundred and sixty nine), private person, residing in Bandung, Jelan Jenderal Achmad Yani Number 52, Rukun Tetangga 001/Rukun Warga 001, Kelurahan Malabar, Kecamatan Lengkong, Kotamadya Bandung, West Java, holder of the Resident Identity Card Number : 1050114911690001, Indonesian citizen, temporarily being in Jakarta;

               - according to her statement in this matter acting by virtue of the Power of Attorney dated the 31st (thirty first) day of May 2002 (two thousand and two), legalized by the Embassy of the Republic of Indonesia in London dated the 7th (seventh) day of June 2002 (two thousand

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               and two) Number 460/L/06/LON/02, privately drawn up and the certified true copy of which was attached to the minutes of this deed, as attorney-in-fact of and as such for and on behalf of :
               "STANDARD CHARTERED BANK", a company duly established and existing under the laws of the United Kingdom, and having its registered office at 1 Aldermanbury Square, London EC2V 7SB, England, in this matter acting in its capacity as security agent and security trustee for and on behalf of the Finance Parties (as defined in Facility Agreement referred to below) (hereinafter referred to as the "Security Agent");

          The appearer is known to me, Notary.

          The appearers each acting in their capacities as abovementioned firstly declare :

          WHEREAS :

          A. By the Facility Agreement, the Lenders have agreed to make available to the Borrower a loan facility in the aggregate principal amount of US$ 480,000,000.00 (four hundred and eighty million United States Dollars), upon the terms and subject to the conditions contained in the Facility Agreement.

          B.   The Pledgor is the registered owner of the Existing Shares.

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          C.   The obligations of the Lenders under or in connection with the
               Facility Agreement are conditional upon receipt by the Security Agent, in form and substance satisfactory to it, of, inter alia, this Pledge of Shares Agreement duly executed by the Pledgor and the Security Agent.

          NOW THEREFORE, it is agreed as follows :

                                    ARTICLE 1

                         DEFINITIONS AND INTERPRETATIONS

          1.1. In this Deed, except to the extent that the context otherwise requires, the following expressions shall have the following meanings:

               - "Account" means a depository account number SCBJK-4083-001-52 at KSEI, or any other account as determined by the Pledgor and the Security Agent from time to time;

               - "Account Holder" means Standard Chartered Bank, Jakarta Branch, or any third party agreed to in writing by the Pledgor and the Security Agent from time to time as the holder of the Account comprising the Shares;

               - "Additional Shares" means any additional shares in the capital of the Company of which the Pledgor is the owner or is entitled to

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               receive as a result of its holding of the Existing Shares
               (including, without limitation, any shares received by way of rights issue (ie. shares acquired by the Pledgor through the exercise of such rights) or bonus issue or any warrant or option or as a result of share split or other similar events which results in the Pledgor obtaining additional shares due to its holding of Existing Shares);

               - "Borrower" means STT Communications Ltd, a company, established and existing under the laws of the Singapore, and having its registered office at 51 Cuppage Road, StarHub Centre #10-11/17, Singapore 229469;

               - "Business Day" means a day on which commercial banks are open for business in Jakarta and Singapore;

               - "Cash Dividend Account" means an account Number 30601110770 in the name of the Pledgor with the Cash Holder or any other account to be agreed to in writing by the Pledgor and the Security Agent from time to time;

               - "Cash Dividends" means all dividends and distributions which are in the form of cash which are payable to the Pledgor from time to time in respect of the Shares;

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               - "Cash Holder" means Standard Chartered Bank, Jakarta Branch, or any other bank to be agreed to in writing by the Pledgor and the Security Agent from time to time, where the Cash Dividend Account is opened and maintained;

               - "Company" means PT Indonesian Satellite Corporation Tbk, a limited liability company, established and existing under the laws of the Republic of Indonesia, and having its office at Jalan Medan Merdeka Barat Number 21, Kelurahan Gambir, Kecamatan Gambir, Jakarta Pusat, Indonesia;

               - "Dividends" means the Cash Dividends and the Non-Cash
               Dividends;

               - "Existing Shares" means 421,222,500 (four hundred twenty one million two hundred twenty two thousand five hundred) Series B common shares of the Company, which shares are credited, deposited or recorded in the Account at KSEI, listed on the Jakarta Stock Exchange and each having a par value of Rp. 500,00 (five hundred Rupiahs);

               - "Facility Agent" means Sumitomo Mitsui Banking Corporation, a company established and existing under the laws of Japan, acting

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               through its Singapore Branch with its office at 3 Temasek Ave,
               #06-01, Centennial Tower, Singapore 039190, and includes its successors in title, permitted assigns and permitted transferees;

               - "Facility Agreement" means a Facility Agreement dated the 10th (tenth) day December 2003 (two thousand and three), made between
               (1) the Borrower, as borrower, (2) ING Bank N.V., Singapore Branch, Sumitomo Mitsui Banking Corporation, Singapore Branch, United Overseas Bank Limited, Standard Chartered Bank and Oversea-Chinese Banking Corporation Limited, as mandated arrangers, (3) the financial institutions named therein, as original lenders, (4) Sumitomo Mitsui Banking Corporation, Singapore Branch, as facility agent, and (5) Standard Chartered Bank, as security trustee and security agent, which shall also include for the avoidance of doubt, any amendment, variation, novation, supplement and replacement thereto;

               - "Finance Documents" has the meaning given to it in the Facility Agreement;

               - "Finance Party" has the meaning given to it in Clause 1.1 for the Facility Agreement;

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               - "KSEI" means PT Kustodian Sentral Efek Indonesia, a limited liability company established and existing under the laws of the Republic of Indonesia, and having its registered office at Gedung Bursa Efek Jakarta, Tower I, 5th Floor, Jalan Jenderal Sudirman Kaveling 52-53, Jakarta 12190, Indonesia;

               - "Lenders" has the meaning given to it in Clause 1.1 of the Facility Agreement;

               - "Loans" has the meaning given to it in the Facility Agreement;

               - "Non-Cash Dividends" means all dividends and distributions with respect to the Shares provided to the Pledgor, other than the Cash Dividends;

               - "Obligor" has the meaning given to it in the Security
               Agreement;

               - "Parties" means the Pledgor and the Pledgee and a "Party" means any of them;

               - "Payment Event" means an Event of Default as described in Clause 21.1 of the Facility Agreement or any acceleration of maturity of the Loans by the Facility Agent pursuant to Clause
               21.16 of the Facility Agreement;

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               - "Security Agent" includes its successors in title, permitted assigns and permitted transferees;

               - "Security Agreement" means a Security Agreement dated the 11th (eleventh) day of December 2003 (two thousand and three), made between the Borrower, the Companies listed in Schedule 1 therein as obligors, the Financial Institutions listed in Schedule 2 therein as original lenders, Sumitomo Mitsui Banking Corporation, Singapore Brach as facility agent and Standard Chartered Bank as security trustee and security agent, which shall also include for the avoidance of doubt, any amendment, variation, supplement and replacement thereto;

               - "Security Documents" has the meaning given to it in the Facility Agreement.

               - "Secured Obligations" means any and all amounts (whether of principal, interest, fees or otherwise) which are or at any time may be or become due from or owing by the Borrower to the Finance Parties, under or pursuant to any of the Finance Documents;

               - "Shareholders Agreement" means a Shareholders Agreement dated the 15th (fifteenth) day of December 2002 (two thousand

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               and two), made between the Republic of Indonesia acting through the Ministry of State Owned Enterprises and the Pledgor, which shall also include for the avoidance of doubt, any amendment, variation, novation, supplement and replacement thereto; and

               - "Shares" means the Existing Shares and any Additional Shares which are pledged under this Deed.

          1.2. Words and phrases defined in the Facility Agreement shall have the same meanings in this Deed unless otherwise defined.

          1.3. In this Deed unless the context otherwise requires :

               (a) clause headings are inserted for ease of reference only and shall be ignored in the interpretation of this Deed;

               (b) references to Articles are to be construed as references to articles of this Deed;

               (c) references to (or to any specified provision of) this Deed or any other document shall be construed as references to this Deed, that provision or that document as from time to time amended or supplemented;



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               (d)  references to any party in any such document shall include reference to such party's successors and permitted assigns;

               (e) words importing the plural shall include the singular and vice versa;

               (f) where any matter requires the approval or consent of the Security Agent such approval or consent shall not be deemed to have been given unless the approval or consent is given in writing; where any matter is required to be acceptable to the Security Agent, the Security Agent shall not be deemed to have accepted such matter unless its acceptance is communicated in writing; the Finance Party shall give or withhold its consent, approval or acceptance in accordance with the provisions of the Facility Agreement;

               (g) a certificate by the Facility Agent and the Security Agent as to any amount due or calculation made hereunder with reasonable details of the computation of such amount (which should include certified true copies of the computation from the Facility Agent of the amount due) shall be conclusive except for manifest error; and

               (h) references to winding up include bankruptcy declaration and any procedure



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                    under any applicable law which is analogous to winding up or bankruptcy declaration.

                                    ARTICLE 2

                          PLEDGE OF SHARES AND SECURITY

               2.1. As priority security for the punctual payment when due
                    (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, the Pledgor hereby pledges all of :

                    (a) the Existing Shares; and

                    (b) the Additional Shares,

                    together with the Dividends in accordance with Articles 8 and 10 hereof until the Secured Obligations have been duly paid in full by the Borrower.

               2.2. Upon the signing of this Deed (or in the case of any
                    Additional Shares or the Dividends, upon the Pledgor acquiring those Additional Shares or the relevant Dividends), the Pledgor shall deliver into the possession of the Security Agent, as pledgee (or a person nominated by the Security Agent) any evidence of ownership relating to the Additional Shares and/or the Dividends (as relevant) in accordance with the prevailing regulations,

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                    including, but not limited to, a deposit receipt of the
                    shares, a confirmation and report on securities account issued by KSEI.

               2.3. This Deed forms an integral part of the Facility Agreement.

                    The pledge made hereunder and each of the powers of attorney hereinafter referred to shall be irrevocable for so long as any of the Secured Obligations remain to be performed by the Borrower and all of the rights and powers granted by the Pledgor to the Security Agent hereunder shall not terminate by reason of the occurrence of any of the events stipulated in Articles 1813, 1814 and 1816 of the Indonesian Civil Code or for any other reason whatsoever.

                                    ARTICLE 3

                            PERFECTION OF THE PLEDGE

               3.1. The Pledgor shall :

                    (a) notify the Account Holder and the Company of the pledge described in this Deed by notice in writing substantially in the form attached hereto as Annexure 1;

                    (b) obtain the acknowledgement by the Account Holder and the Company of the pledge of the Shares hereby created as set out on the said form attached as Annexure 1; and

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                    (c)  obtain the confirmation by the Account Holder of the
                         appropriate notation of the pledge and the blocking of the Account at KSEI, as contemplated by the notice substantially in the form attached as Annexure 2.

               3.2. A copy of the above notices and confirmation, as duly acknowledged by the relevant party, shall be delivered by the Pledgor to the Security Agent within 5 (five) Business Days as of the date hereof.

               3.3 If Additional Shares or the Non-Cash Dividends become subject to this pledge as provided by Article 2, the Pledgor shall promptly give notice to the Security Agent, the Account Holder and the Company, and obtain their acknowledgment of the extension of this Deed to those Additional Shares and Non-Cash Dividends, and obtain from the Account Holder confirmation that the appropriate notation and blocking have been made in the Account, at KSEI in a similar manner as described in Article 3.1 above within 5 (five) Business Days, excluding the days needed to obtain signature from the Security Agent (as applicable), the Account Holder and the

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                    Company as from the day the Additional Shares or the
                    Non-Cash Dividends can be made subject to the pledge under this Deed.

               3.4. The Pledgor hereby undertakes, at its expense, to do all such things and execute all such documents as the Security Agent may from time to time reasonably require in order to perfect the security given or intended to be given over the Shares hereunder, and to confer the entire benefit thereof on the Security Agent and to ensure or facilitate its enforcement in accordance with the prevailing regulations.

               3.5. The Pledgor shall ensure that the Account Holder gives the appropriate notification to, and obtains the acknowledgement from, KSEI in relation to the pledge created under this Deed.

               3.6 The Pledgor shall not transfer the Shares from the Account or release the blocking of the Account or allow, consent, permit or otherwise agree the transfer or the release to be conducted by any party, without prior written consent from the Security Agent.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

               4.1. The Pledgor hereby represents and warrants :

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                    (i)  the Pledgor is a company duly established and validly existing under the laws of the Republic of Mauritius and has the power and authority to own its property and assets and to transact the business in which it is engaged;

                    (ii) all corporate action required under the laws of the
                         Republic of Mauritius to authorize the entry into this Deed and the performance by the Pledgor of its obligations under this Deed have been taken and are in full force and effect;

                   (iii) this Deed constitutes legal valid and binding
                         obligations of the Pledgor enforceable in the Republic of Indonesia in accordance with its terms;

                    (iv) that it has not pledged, assigned or otherwise
                         encumbered and will not sell, pledge, assign or otherwise encumber and will not agree, conditionally or unconditionally, to sell, pledge, assign or otherwise encumber the Account, the Existing Shares, the Additional Shares and the Dividends relating thereto at any time prior to performance in full of the Secured

                         Obligations other than in favour of the Security Agent or as may be permitted by the Facility Agreement;

                    (v) that the Pledgor is the legal owner of the Existing Shares and is entitled to receive the Dividends relating thereto and has full power and authority to subject the Existing Shares and the Dividends relating thereto to the pledge created by this Deed and to surrender and deliver control of the Existing Shares to the Security Agent;

                    (vi) that upon the obtaining of the acknowledgment and
                         confirmation from the Company, the Account Holder and KSEI as set out in Article 3, the pledge contained in or effected pursuant to this Deed creates a valid and perfected priority security interest in the Existing Shares, securing the performance of the Secured Obligations;

                   (vii) that the Existing Shares have been duly authorized and validly issued, are fully paid, and none of such Existing Shares were issued in violation of any preemptive of similar rights;


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                  (viii) whilst the Secured Obligations remain outstanding the
                         Pledgor is not, and will not, become a party to or otherwise bound by any agreement, other than this Deed, the Shareholders Agreement, or as otherwise disclosed to the Security Agent, which restricts in any manner the rights of any present or future holder of any of the Existing Shares;

                    (ix) that the execution and performance by the Pledgor of
                         this Deed and the compliance with the terms hereof by the Pledgor have been duly authorized and that upon due execution and delivery of this Deed, this Deed will constitute a valid, binding and enforceable obligation of the Pledgor, subject to generally applicable principles and insolvency, liquidation and other similar laws affecting creditors' rights generally, and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, the constituent documents of the Pledgor or any indenture, trust deed, mortgage or other agreement or instrument to which it is a party or by which it or any of its properties is bound, or infringe any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental body or court, domestic or foreign, having jurisdiction over it or its properties;

                    (x) no license, consent, authorisation or approval or other action by, or notice to, registration or filing with any governmental body, agency or official, other than those existing under the Shareholders Agreement, is required in connection with the execution or delivery of this Deed, necessary for the validity or enforceablity hereof or for the perfection or enforcement of the security interests created hereunder, except to KSEI and filing of the pledge with the relevant authority at the Republic of Mauritius within 28 (twenty eight) days after the date hereof;

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                    (xi) the Pledgor is subject to the civil and commercial laws with respect to its obligations under this Deed, and the making and performance of this Deed by the Pledgor constitute private and commercial acts rather than governmental or public, and the Pledgor is not entitled to claim for itself or its assets immunity from jurisdiction of any court, suit, judgement, setoff, execution, attachment or service of process in connection therewith, arising under this Deed;

                   (xii) that the Pledgor has not performed or will not perform any act which would prevent the Security Agent from enforcing any of the terms and conditions of this Deed or which would limit the Security Agent in such enforcement, other than in connection with the Shareholders Agreement or as otherwise disclosed to the Security Agent; and

                  (xiii) the above representations and warranties are correct in all material respects as at the date hereof and

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                         shall be deemed to be repeated by reference to the then
                         existing circumstances on the date of each Utilisation Request (as defined in the Facility Agreement) and the first day of each Interest Period (as defined in the Facility Agreement).

               4.3. If the Shares are converted into scrip shares, or if any of the regulations or policy of Badan Pengawas Pasar Modal (Bapepam), the stock exchange in Indonesia or KSEI are changed so as to adversely affect the right of the Security Agent under this Deed to the extent permitted by laws and regulations, the Pledgor and the Security Agent will use its best endeavour to take any necessary actions and execute any documents in order to ensure that the rights of the Security Agent under this Deed shall not be in any way prejudiced or adversely affected.

                                    ARTICLE 5

                             UNCONDITIONAL AGREEMENT

               The pledge created by this Deed and the obligations of the Pledgor hereunder are unconditional and shall not be affected by any invalidity or unenforceability of this Deed or any provision hereof or of the Facility Agreement.

                                    ARTICLE 6

                             ENFORCEMENT OF SECURITY

               6.1. Upon the occurrence of a Payment Event, the Security Agent may take whatever action it, in its sole and absolute discretion and in accordance with the provisions of Clause
                    4.1 of the Shareholders Agreement, deems reasonably necessary to protect and/or enforce its rights hereunder including, without limitation :

                    (i) selling the Shares by public sale, at whatever time, location and price, and to whatsoever party and on such terms and conditions as the Security Agent may in its sole and absolute discretion deem to be appropriate; and/or

                    (ii) selling the Shares through an Indonesian stock
                         exchanges using the stock broker(s); and/or

                    (iii)as determined and approved by a final, valid and
                         binding decision of any court of competent jurisdiction, by private sale of the Shares in full or partial satisfaction of the Secured Obligations, subject always in each case to the provisions of applicable mandatory laws and regulations from time to time; and/or

                    (iv) receiving any and all Cash Dividends.

          6.2. In the event that the Security Agent takes any action provided for in Article 6.1 :

               (a) the Security Agent is authorised to release the pledge of the Shares by giving a notice to, and obtaining acknowledgment thereof from, the Company and the Account Holder substantially in the form set out in Annexure 4, and obtain a confirmation from the Account Holder that the release of the pledge has been made substantially in the form set out in Annexure 5; and

               (b) the Pledgor hereby irrevocably undertakes to cooperate fully with respect thereto, and shall not take action to limit or diminish the rights of the Security Agent hereunder.

          For the purpose of the Security Agent taking any action under Article 6.1, it shall not be necessary for the Security Agent to prove the amount of the Secured Obligations, and the Security Agent may for the purpose of any such action determine the amount of the Secured Obligations on the basis of the Security Agent's books and records (which should include certified true copies of the computation from the Facility Agent of the amount due), save for any manifest error. The Pledgor hereby irrevocably foregoes and agrees not to, and waives all rights to, assert any interest, claim or right of redemption or possession with respect to the Shares against any purchaser or other transferee, whether or not such interest, claim or right may exist under the laws or regulations of the Republic of Indonesia or any other jurisdiction.

     6.3. Upon the occurrence of any sale or transfer of the Shares (as determined and approved by a final, valid and binding decision of court of competent jurisdiction if such sale or transfer is made privately), the Pledgor will automatically cease to have any interest or rights whatsoever in or to the Shares to the extent so sold, transferred or appropriated.

     6.4. All proceeds of sale or disposal pursuant to this Article 6 shall be applied in the following manner and order :

          (1) first, in towards payment of any unpaid fees, costs, expenses and liabilities (including any interest thereon as provided in the Security Documents) incurred by or on behalf of the Security Agent (or any adviser, receiver, delegate, attorney of agent) and the remuneration of the Security Agent or the Facility Agent (or any adviser, receiver, delegate, attorney or agent) in connection with carrying out its duties or exercising powers or discretions under the Finance Documents or this Deed;

          (2) second, in or towards payment to the Facility Agent for application towards any unpaid costs and expenses incurred by or on behalf of any Finance Party in connection with such enforcement, recovery or other payment pari passu between themselves;

          (3) third, in or towards payment to the Finance Parties without any preference or priority whatsoever of the balance of the Secured Obligations (provided that if such recoveries or other amounts are insufficient to pay all the Secured Obligations, such recoveries or other amounts shall be applied pro rata between the Finance Parties); and

          (4) fourth, after the date on which the Facility Agent is satisfied that all of the Secured Obligations has been fully and irrevocably paid or discharged and no further Secured Obligations is capable of becoming outstanding, in payment of the surplus (if any) to the relevant Obligor or other person entitled thereto.

     6.5. Notwithstanding the sale or other disposition of the Shares by the Security Agent, the Borrower and the Pledgor shall continue to be liable for the unpaid balance of the Secured Obligations up to the date of payment in full.

     6.6. In the event of any private sale of or the transfer of the Shares (as determined and approved by a final, valid and binding decision of a court of competent jurisdiction) in accordance with Article 6.1(iii) hereof, the Pledgor hereby waives to the fullest extent permitted by law any rights whatsoever it may otherwise have to require the Shares to be sold pursuant to a public auction.

     6.7. The Security Agent may appoint any of its branches and/or any person or persons as its representative for the exercise of any or all of the rights and powers hereby conferred on or granted to the Security Agent (including, without limitation, any of its powers of enforcement under this Article 6) provided however that the Security Agent gives prior notice in writing of any such appointment to the Pledgor and provided that the Security Agent will have acted prudently and reasonably in the selection of any such representative.

     6.8. The pledge of shares effected by this Deed may be enforced by the Security Agent without the Security Agent having prior recourse to any other security, guarantee or indemnity provided under the Facility Agreement (if any).

                                    ARTICLE 7

                                POWER OF ATTORNEY

     7.1. In order to ensure and protect the Security Agent's rights, powers, authorities and discretions under this Deed (including without limitation, the rights under Article 6 hereof), the Pledgor hereby authorizes and grants an irrevocable power of attorney to the Security Agent, which includes a separate power of attorney to sell in a notarial deed form ("Power of Attorney to Sell") as well as a privately executed irrevocable power of attorney ("Short Form Power of Attorney") both in the form and substance to be agreed by the Parties, with right of substitution and with the right to revoke any substitution made at any time and to make any further substitution as the Security Agent considers appropriate, in the event any Payment Event occurs, to take any and all actions on behalf of and in the name of the Pledgor which the Security Agent in its sole discretion considers necessary or prudent with respect to :

          (a) the exercise of all of the rights and powers of the Pledgor attaching to or in respect of the Shares including, without limitation, the right :

               (i) to attend all annual and extraordinary general meetings of shareholders of the Company as representative/proxy of the Pledgor and to exercise the voting rights attaching to the Shares at such meetings, and

               (ii) to receive notices, dividends and the Pledgor's share of the assets of the Company or the proceeds thereof in the event of any voluntary or involuntary liquidation or dissolution of the Company;

          (b) the execution, issue or replacement of any or all of the share certificates (if any), notices, advertisements or other documents (including any share transfer form or deed of transfer necessary for the sale or transfer of the Shares in accordance with the provisions hereof) relating to the Shares; and

          (c) the enforcement of the security including, but not limited to, the right:

               (i) to demand, sue, collect, receive and give acquaintance for any and all monies due or to become due upon or by virtue thereof;

               (ii) to settle, compromise, compound, prosecute or defend any actions or proceedings with respect thereto;

               (iii) to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if the Security Agent were the absolute owner thereof; or

               (iv) to extend the time of payment of any or all monies due or to become due by virtue thereof and to make any allowance and other adjustments with reference thereto.

          7.2. The Pledgor, by signing this Deed, ratifies all of the Security Agent's acts to be performed by virtue of the powers conferred by this Article, including the powers granted in the Power of Attorney to Sell and the Short Form Power of Attorney, or otherwise conferred under this Deed provided that such powers have been exercised by the Security Agent in accordance with this Deed.

          7.3 The power of attorney, authorities and all other powers granted in this Deed are irrevocable, form an integral part of and are inseparable from the Facility Agreement and this Deed which would not have been made without the said powers and shall not terminate by reason of any of the occurrences mentioned in Articles 1813, 1814 and 1816 of the Indonesian Civil Code or for any other reason, except where the Secured Obligations has been irrevocably prepaid or repaid in full.

                                    ARTICLE 8

                                 CASH DIVIDENDS

          8.1 Any and all Cash Dividends shall be transferred and held in the Cash Dividend Account.

          8.2. The Pledgor shall hereby irrevocably authorize and empower the Security Agent to, upon the occurrence of a Payment Event, block, debit and/or deduct the Cash Dividend Account so that any amount from the Cash Dividend Account can be applied by the Security Agent in satisfaction of the Secured Obligations as provided in
               Article 8.4 below.

          8.3 So long as there is no occurrence of a Payment Event, the Cash Holder is instructed and authorized to release the Cash Dividends to the Pledgor immediately upon receipt by it of the Cash Dividends, and subsequently the Pledgor shall be entitled to utilize the Cash Dividends freely as the owner of the Cash Dividends.

          8.4 Upon the occurrence of a Payment Event, and whether or not the Facility Agent exercises any available right to take action pursuant to Clause 21.16 of the Facility Agreement or declare any Secured Obligation due and payable or seeks or pursues any other relief or remedy available to it under applicable law or under this Deed, the Facility Agreement, or any other agreement relating to such Secured Obligation, the Security Agent shall be fully entitled and, if necessary, the Security Agent shall be authorized to instruct the Cash Holder, to retain and/or apply the Cash Dividends in a manner as provided in Article 6.4 hereof and, if the Security Agent shall so request in writing, the Pledgor agrees to execute and deliver to the Security Agent appropriate additional dividend, distribution and other orders and documents to that end in connection with the Shares, provided that if such Payment Event giving rise to such action is cured, any such dividend or distribution theretofore paid to the Security Agent shall, upon written request of the Pledgor (except to the extent theretofore applied in accordance with Article 6.4 hereof), be returned by the Security Agent to the Pledgor.

          8.5 If at any time it is agreed that the Cash Holder is no longer Standard Chartered Bank, Jakarta Branch or any other branches of Standard Chartered Bank, then the Security Agent shall notify the replacing Cash Holder on its role as set out in Articles 8.3 and
               8.4 above by a written notice substantially in the form attached as Annexure 3.

          8.6 The Pledgor shall take all steps necessary to procure that the above provisions are effective and enforceable and will not take any actions which in any way would prevent, restrict or hinder such effectiveness and/or enforceability.

                                    ARTICLE 9

                                  VOTING RIGHTS

          Unless there occurs a Payment Event, the Pledgor shall be entitled to exercise all of the rights attached to such Shares including without limitation, the right to convene and attend meetings of shareholders of the Company, to exercise the votes attaching to the Shares and to give any consents, waivers and ratifications in respect thereof.

          All such rights of the Pledgor shall cease upon the occurrence of a Payment Event.

          The Pledgor hereby irrevocably authorises and empowers the Security Agent as the sole and exclusive attorney to exercise all such rights after the occurrence of a Payment Event pursuant to Article 7 of this Deed.

                                   ARTICLE 10

                             RIGHTS UPON LIQUIDATION

          10.1 As further security for the due performance of the Secured Obligations, upon the occurence of a Payment Event, the Pledgor assigns and transfers in favor of the Security Agent, who accepts such assignment and transfer, all of the rights of the Pledgor in respect of the Shares to receive any and all payments which may accrue to the Pledgor as a consequence of and in the event of a dissolution or liquidation of the Company.

          10.2 The Pledgor irrevocably confers on the Security Agent, with the right of substitution, power of attorney and therefore the Security Agent is fully authorized, upon the occurrence of a Payment Event :

               (i) to represent and act for and on behalf of the Pledgor from the commencement of the dissolution or liquidation of the Company to exercise all the Pledgor's rights attaching to or in respect of the Shares under the Company's Articles of Association and the laws and regulations of the Republic of Indonesia, including but not limited to, preparing, signing and submitting applications for approvals, providing and requesting information, appearing before competent government agencies and notaries, drawing up and signing deeds, documents and other instruments, to represent the Pledgor at any meeting of shareholders of the Company, to cast votes at such meetings, to receive any distributions from the Company to the Pledgor as shareholder of the Company; and

               (ii) upon the dissolution or liquidation of the Company, to act in the Pledgor's name in the course of enforcing any of the Pledgor's rights attaching to or in respect of the Shares under the Company's Articles of Association and prevailing regulations having the force of law.

          10.3 The Pledgor by signing this Deed ratifies all acts to be performed by virtue of the powers conferred by Article 10.2 after the occurrence of a Payment Event provided that such powers have been exercised by the Security Agent in accordance with this Deed.

                                   ARTICLE 11

                               CONTINUING SECURITY

          The security created by the pledge of the Shares under this Deed :

               (a) shall constitute and be a continuing security until the full repayment of the Secured Obligations owed by the Borrower to the Finance Parties;

               (b) is in addition to and is not in any way prejudiced or affected by any collateral or other security, judgment or order or any lien provided under the Facility Agreement to which the Finance Parties may be otherwise entitled nor is the liability of the Pledgor for all or any part of the Secured Obligations in any way satisfied, prejudice or affected by this pledge of the Shares; and

               (c) shall be reinstated if, for any reason, any payment by or on behalf of Borrower under the Facility Agreement shall be rescinded or must otherwise be restored, whether as a result of any proceedings in bankruptcy or reorganization or the like or otherwise, and, if at that time the pledge of the Shares has been released, then the Pledgor shall fully cooperate, upon request of the Security Agent, to repledge and/or reregister the pledge over the Shares.

                                   ARTICLE 12

                                      TAXES

               The Pledgor hereby represents and warrants that any and all applicable taxes, charges, fees, duties and assessments with respect or relating to the Existing Shares have been fully paid, and agrees to pay promptly any and all taxes, charges, fees, duties and assessments which may be levied or become due with respect thereto and the Additional Shares in the future.

                                   ARTICLE 13

                               COSTS AND EXPENSES

               Any and all reasonable costs and expenses (including notaries' fees and legal fees and disbursements) incurred with respect to the securing or protecting of any of the rights, powers, authorities of the Security Agent under this Deed (including costs associated with any sale, or transfer of any or all of the Shares in accordance with Article 6 hereof), shall be for the account of and shall be paid or reimbursed by the Pledgor.

                                   ARTICLE 14

                                   NON WAIVER

               Failure by the Security Agent to exercise any or all of its rights hereunder, or any partial exercise thereof, shall not be or be construed as a waiver of such rights, and the Security Agent may at any time, exercise any or all of the rights, powers, authorities and discretions granted hereunder or by law without having to wait for the occurrence or re-occurrence of another or similar event which gives rise to such rights.

                                   ARTICLE 15

                                   ASSIGNMENT

               15.1 Subject to the Security Agreement, the Security Agent may
                    assign any or all of its rights hereunder to any person or party. Any such assignee shall be and be treated as a party for all purposes of this Deed and shall be entitled to the full benefit of this Deed to the same extent as if it were an original party in respect of the rights and obligations assigned or transferred to it.

               15.2 The Pledgor may not assign or transfer any or all of its rights or obligations hereunder without the prior written consent of the Security Agent.

                                   ARTICLE 16

                                RELEASE OF SHARES

               16.1 If the Borrower performs in full all of the Secured
                    Obligations in accordance with the provisions of the Facility Agreement then the Security Agent shall release all of the Shares, as may be applicable, from the pledge under this Deed by :

                    (i) immediately giving notice to the Company and the Account Holder of the release of the pledge over the Shares by notice in writing substantially in the form of Annexure 4;

                    (ii) obtaining the acknowledgement by the Account Holder and the Company of the release of the pledge over the Shares as contemplated by Annexure 4; and

                   (iii) obtaining the confirmation from the Account Holder
                         that the appropriate release of the pledge and the blocking of the Account at KSEI with respect to the Shares has been removed substantially as contemplated by Annexure 5.

               16.2 Provided that the notice referred to in Article 16.1(i) has been given, the Pledgor shall also assist and use its best endeavors to ensure that the acknowledgement and confirmation referred to in Article 16.1(ii) and (iii) are obtained.

               16.3 The Security Agent shall deliver to the Pledgor a copy of such notice,
                    acknowledgements and confirmations within 5 (five) Business Days after the occurrence of any of the event sets out in
                    Article 16.1.

               16.4 In order for the Security Agent to release any of the Shares from the pledge created under this Deed, no approval, consent or acknowledgement from the Pledgor is required.

                                   ARTICLE 17

                                     NOTICES

               All notices required in conjunction with this Deed shall be made in writing and delivered by prepaid registered post or by facsimile followed by prepaid registered post to the following addresses or to such other addresses as are notified by one party to the other in accordance with this Article :

               The Pledgor :

                    Indonesia Communications Limited
                    c/o Deutsche International Trust Corporation
                    (Mauritius) Limited
                    4th Floor, Barkly Wharf East,
                    Le Caudan Waterfront,
                    Port-Louise, Mauritius
                    Facsimile : (230) 202 78 98
                    Attention : The Directors

               With a copy to :
                              Indonesia Communications Limited
                              51 Cuppage Road, StarHub Centre #10-11/17,
                              Singapore 229469
                              Facsimile : (65) 6720 7277
                              Attention : General Counsel.

               The Security Agent :
                              Standard Chartered Bank, Singapore Branch
                              6 Battery Road, #04-00,
                              Singapore 049909
                              Facsimile : (65) 62255623
                              Attention : Ms. Cindy Kang/Mister Arthur Tan.

                                   ARTICLE 18

                                  SEVERABILITY

               If one or more of the provisions hereof shall be invalid, illegal or unenforceable in any respect under any applicable law, regulation or decision, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired in any way.

               A Party shall execute and deliver to the other Party all such additional documents and agreements as the other Party may reasonably request in order to give full legal effect to any provision hereof which is or may be determined to be invalid, illegal or unenforceable or ineffective to achieve its intended purpose.

                                   ARTICLE 19

                                    LANGUAGE

               This Deed is executed in the English language which shall be the governing language despite translation into any other language for any purpose.

                                   ARTICLE 20

                                   AMENDMENTS

               This Deed may be amended only by a written document signed by both Parties hereto.

                                   ARTICLE 21

                         GOVERNING LAW AND JURISDICTION

               This Deed shall be governed by and interpreted in accordance with the laws of the Republic of Indonesia.

               For the implementation of this Deed and all its consequences, the Parties hereby elects general and permanent domicile at the Registrar's Office at the District Court in Central Jakarta (Kantor Panitera Pengadilan Negeri Jakarta Pusat).

               Without limiting the foregoing, the Parties further agree that they may at their option submit any dispute which may arise under or in connection with this Deed to any court in Indonesia having jurisdiction over the other Party's property. The appearers are known to me, Notary.

                              IN WITNESSETH WHEREOF

               This deed has been drafted as minutes and executed in Jakarta, on the day and date mentioned in the preamble of this deed, in the presence of Miss NOVITA PUSPITARINI, Sarjana Hukum and Mrs. ANITA MEIZA, Sarjana Hukum, both Assistants of the Notary, residing in Jakarta, as witnesses. This deed having been duly read out by me, Notary, to the appearers and witnesses is signed immediately by the appearers, witnesses and me, Notary.

               Executed with ten alterations, namely because of five substitutions, four deletion, one addition.

               The original of this deed has been properly signed.

               Issued as a copy of the same tenor.

                                          Substitute Notary in Jakarta,







                                              (AULIA TAUFANI, SH.)